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                               JOHN HANCOCK TRUST
                               601 CONGRESS STREET
                           BOSTON, MASSACHUSETTS 02210

October 12, 2007

To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, without par value (the "Shares") of the Floating Rate Income Trust, Global Asset Allocation Trust, Global Balanced Trust, Lifecycle 2010 Trust, Lifecycle 2015 Trust, Lifecycle 2020 Trust, Lifecycle 2025 Trust, Lifecycle 2030 Trust, Lifecycle 2035 Trust, Lifecycle 2040 Trust, Lifecycle 2045 Trust, Lifecycle 2050 Trust, Lifecycle Retirement Trust, each a new series of Shares of John Hancock Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 811-04146) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

     2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ David D. Barr
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David D. Barr, Esq.
Counsel and Assistant Secretary